Exhibit 99.1

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Furiex Reports Positive Phase II Results for MuDelta in Treatment of Diarrhea-Predominant Irritable Bowel Syndrome

MORRISVILLE, N.C. (September 6, 2011) - Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) today announced successful results from its Phase II proof-of-concept clinical trial evaluating the safety and efficacy of MuDelta, an investigational oral agent for the treatment of diarrhea-predominant irritable bowel syndrome (IBS-D). IBS-D is a common functional bowel disorder that causes chronic diarrhea and abdominal pain.

MuDelta met its primary objectives of establishing tolerability, safety and efficacy in a 12-week randomized, double-blind, placebo-controlled study. The study achieved statistically and clinically significant results for its primary as well as a number of key secondary endpoints. MuDelta also demonstrated durable efficacy through the 12-week treatment period.

“These results represent an important achievement toward the development of MuDelta as a valuable new treatment for IBS-D,” said June Almenoff M.D., Ph.D. FACP, president and chief medical officer of Furiex. “When benchmarked against currently available therapies, we believe these results represent a significant advance in the treatment of IBS-D. The drug is well-tolerated and the efficacy robust across a number of different endpoints and durable over time.”

A total of 807 patients with IBS-D (based on the Rome III diagnostic criteria) with baseline weekly average stool consistency score of at least 5.5 (on a one to seven Bristol Stool Scale, or BSS, with seven representing the worst diarrheal symptoms) and baseline weekly average worst abdominal pain of at least three (on a zero to 10 scale, with 10 representing the worst abdominal pain) were enrolled in the trial and randomized to receive twice daily (BID) treatment with either placebo or MuDelta at doses of 5 mg, 25 mg, 100 mg or 200 mg. The 5 mg dose group was dropped after a planned interim analysis, due to limited efficacy, while the other three doses were continued.

The primary endpoint was a composite analysis of stool consistency and abdominal pain at week four compared with baseline symptoms. The study demonstrated that treatment with MuDelta was statistically superior to placebo for this primary endpoint:

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A significantly higher rate of treatment response was seen among patients treated with MuDelta at 25 mg BID (12.0 percent; P= 0.041) and 200 mg BID (13.8 percent; P= 0.015) compared to placebo (5.7 percent). A trend toward a higher rate of treatment response was also seen among patients treated with MuDelta at 100 mg BID (11.0 percent; P= 0.090) compared to placebo (5.7 percent).

Furiex recently met with the U.S. Food and Drug Administration (FDA) to discuss the agency’s current thinking about IBS-D endpoints. Based on these discussions, Furiex performed additional analyses, using a composite responder definition of at least a 30 percent reduction in worst abdominal pain from baseline and a daily BSS score less than five in the same day for at least 50 percent of the days on study, and evaluated treatment response and durability over 12 weeks. MuDelta was statistically superior to placebo for this endpoint. Furiex believes this approach might be suitable for Phase III pivotal trials:

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A significantly greater percentage of patients met the composite responder definition among patients treated with MuDelta at 100 mg BID (28.0 percent; P= 0.002) and 200 mg BID (28.7 percent; P= 0.002) compared to placebo (13.9 percent).

Secondary analyses of the individual BSS and abdominal pain components of this composite endpoint showed the following results over weeks one through 12:

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A significantly greater percentage of patients met the component of a daily BSS score less than five for at least 50 percent of the days on study among patients treated with MuDelta at 200 mg BID (38.2 percent; P= 0.009) compared to placebo (24.4 percent). A trend toward a greater percentage of patients meeting the BSS component was also seen among patients treated with MuDelta at 100 mg BID (33.7 percent; P< 0.071) versus placebo (24.4 percent).

•	Significant responses in BSS were also seen in weeks nine through 12 at 100 mg BID (47.4 percent p= 0.008) and at 200 mg BID (56.9 percent p< 0.001) versus placebo (31.2 percent).

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A trend toward a greater percentage of patients meeting the abdominal pain component of a 30 percent reduction in worst abdominal pain from baseline for at least 50 percent of the days on study was observed among patients treated with MuDelta at 100 mg BID (55.3 percent; P< 0.073) compared to placebo (45.2 percent). No difference was seen with the 200 mg BID group (46.7 percent) compared to placebo.

•	Significant responses in abdominal pain were seen over weeks nine through 12 at the 100 mg BID dose (70.6 percent p= 0.009) and at 200 mg (67.8 percent p= 0.041) versus placebo (54.8 percent).

Statistically significant treatment effects were also seen in pre-specified secondary analyses of patient reported outcomes, namely adequate relief of IBS symptoms and two different measures assessing quality of life. These endpoints assess patients’ overall symptom relief and health outcomes:

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A significantly greater percentage of patients reported adequate relief of their IBS-D symptoms at week 12 following treatment with MuDelta at 100 mg BID (72.4 percent; P<0.001) and 200 mg BID (64.0 percent; P=0.031) compared to placebo (51.4 percent). This is the endpoint that has previously been accepted by the FDA for evaluation of IBS therapies.

•	A statistically significant increase in improvement on the IBS-Quality of Life questionnaire at week 12 was seen for patients treated with MuDelta at 100 mg BID compared to placebo (P=0.029).

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A statistically significant increase in improvement on the EuroQoL-5 Dimension health questionnaire at week 12 was seen for patients treated with MuDelta at 100 mg BID compared to placebo-treated patients (P=0.012).

MuDelta was well-tolerated and had a favorable safety profile. The most commonly reported adverse events included nausea (7.2 percent vs. 4.4 percent placebo), vomiting (4.4 percent vs. 0.6 percent placebo) and abdominal pain (4.2 percent vs.1.9 percent placebo) (average rates across treatment arms). During the study, three patients who received MuDelta experienced pancreatitis (0.4 percent); these events occurred very early in the course of treatment and resolved rapidly. The study investigators assessed these events as unrelated to treatment, and two of the three patients had underlying medical conditions that predispose to pancreatitis. One additional patient reported pancreatitis more than two weeks after discontinuing MuDelta for unrelated reasons. Based on an assessment during the interim analysis, the study protocol was modified to exclude patients who are predisposed to pancreatitis, after implementation of which, 210 additional patients were enrolled with no further events.

About MuDelta

MuDelta is a novel, orally active, Phase III-ready investigational agent with combined mu opioid receptor agonist and delta opioid receptor antagonist activity which has very low oral bioavailability and is believed to act locally in the gut. This dual opioid modulator was designed with the purpose of treating both the diarrheal and pain symptoms of IBS-D, without causing the constipating or sedating side effects that occur with mu opioid agonists. MuDelta has received a fast-track designation from the FDA. Furiex is developing MuDelta under a November 2009 development and license agreement with Janssen Pharmaceutica N.V. Janssen has an option to continue development and commercialization of MuDelta now that Furiex has completed the Phase II proof of concept studies.

About IBS-D

Diarrhea-predominant irritable bowel syndrome, or IBS-D, is a functional bowel disorder characterized by chronic abdominal pain and frequent diarrhea, which affects approximately 12 million Americans. Although the exact cause of IBS-D is not known, symptoms are thought to result from a disturbance in the way the gut and nervous system interact. IBS-D can be extremely debilitating and there are limited therapeutic options for managing the chronic symptoms. IBS-D is associated with economic burden in direct medical costs and indirect social costs such as absenteeism and lost productivity, along with decreased quality of life.

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development and collaboration company using innovative clinical development design to accelerate and increase value of internal and partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the continued support by our collaborator or other third parties of clinical trials; the risks of successfully completing the next stages of clinical development activities of our MuDelta candidate; potential FDA changes to its regulatory guidance applicable to approval of irritable bowel syndrome drugs; time required to gain regulatory approvals; the demand for our potential products, if and when approved; the ability to obtain adequate patent coverage; and the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.